Exhibit 99.1

ROMEO POWER ANNOUNCES APPOINTMENTS TO KEY EXECUTIVE LEADERSHIP ROLES

Appointment of Chief Operating Officer and Chief People Officer solidifies Romeo’s new leadership team

1/18/2022

LOS ANGELES -- (BUSINESS WIRE) -- Romeo Power, Inc. (“Romeo Power” or the “Company”) (NYSE: RMO), an energy technology leader delivering advanced electrification solutions for complex commercial vehicle applications, today announced that it has named Anne Devine as Chief Operating Officer and Rose Rogers as Chief People Officer. In their new executive roles Mses. Devine and Rogers will report directly to Chief Executive Officer Susan Brennan.

As Chief Operating Officer (“COO”), Ms. Devine will be responsible for managing Romeo’s operating and production capabilities, driving operational excellence across the company, improving operating efficiencies, and positioning the Company to scale for increased capacity and growth. Ms. Devine will replace Criswell Choi, who will leave Romeo after a four-week transition period to pursue other opportunities. In her role as Chief People Officer (“CPO”), Ms. Rogers will lead the Company’s Human Resources function where she will be responsible for implementing a comprehensive organizational strategy, leading talent acquisition and management, and for driving strategic development of the Company’s leadership and culture.

Management Commentary

“Over the last several months we have transformed our leadership, and I’m thrilled to add two more high-profile executives to our team here at Romeo Power. Both Anne and Rose bring decades of strong managerial and leadership experience developed at leading institutions, and we look forward to the contributions they will be making in two critical functional areas – operations and talent development,” said Susan Brennan, Chief Executive Officer of Romeo Power. “Their respective experience and expertise will be vitally important to Romeo Power’s strategic development as the Company prepares to foster its next phase of growth in the months and years ahead. I’d also like to thank Criswell Choi for his contributions in helping the company transform its early technology position into a commercial reality and wish him well in his future endeavors.”

Brennan concluded, “Over the last year Romeo Power has strengthened its corporate foundation, worked to increase its value to its customers within the EV technology ecosystem, and enhanced our operations. We are proud to have built a best-in-class executive management team and believe that we have the right combination of leadership and resources in place to successfully execute our growth strategy and capitalize on the opportunities to profitably expand access to green technology and energy solutions.”

About Rose Rogers

Rose Rogers began in her position as CPO on January 5th, 2022. Prior to joining Romeo Power, Ms. Rogers served as the Vice President and Chief Human Resources Officer at Ducommun Incorporated in Santa Ana, California. Ms. Rogers brings over 30 years of diverse human resources experience to the senior leadership team, with proven expertise in steering organizations through both periods of accelerated growth as well as business transformations, global manufacturing, union and non-unionized operations, and aligning a Company’s human resources strategy with its business strategy. Ms. Rogers holds a Bachelors of Arts in Business Administration and Management from California State University, Long Beach.

About Anne Devine

Anne Devine began in her role as COO on January 17th, 2022. Prior to joining Romeo Power, Ms. Devine has 25 years of diverse experience in operational and manufacturing management, bringing unique automotive industry experience from tenures with UGN, Navistar Ford Motor Company and others. Ms. Devine holds a Masters of Science in Engineering Management from the University of Michigan and a Bachelor of Science from GMI Engineering & Management Institute.

Forward Looking Statements

Certain statements in this press release may constitute “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, including, without limitation, express or implied statements concerning the Company’s ability to attract and retain key personnel, the Company’s ability to secure and maintain agreements with cell suppliers and OEMs, the Company’s ability to validate key suppliers, the Company’s expectations regarding its future financial performance, the demand for safe, effective, affordable and sustainable EV products, and the Company’s ability to produce and deliver such products are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Romeo Power’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: Romeo Power’s ability to execute on its plans to develop and market new products and the timing of these development programs; Romeo Power’s estimates of the size of the markets for its products; the rate and degree of market acceptance of Romeo Power’s products; the success of other competing technologies that may become available; Romeo Power’s ability to identify and integrate acquisitions; the performance of Romeo Power’s products and customers; potential litigation involving Romeo Power; demand for battery cells and supply shortages; the potential effects of COVID-19; and general economic and market conditions impacting demand for Romeo Power’s products. You should carefully consider the foregoing factors and the other risks and uncertainties described in the Company’s filings with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from those implied by our forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Romeo Power undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Romeo Power, Inc.

Founded in 2016 and headquartered in Los Angeles, California, Romeo Power (NYSE: RMO) is an energy technology leader delivering advanced electrification solutions for complex commercial vehicle applications. The Company’s suite of advanced hardware, combined with its innovative battery management system, delivers the safety, performance, reliability and configurability its customers need to succeed. Romeo Power's 113,000 square-foot manufacturing facility brings its flexible design and development process in-house to pack the most energy dense modules on the market. To keep up with everything Romeo Power, please follow the Company on social @romeopowerinc or visit https://romeopower.com.

Contacts:

For Investors:
Joe Caminiti or Ashley Gruenberg
Alpha IR Group
RMO@alpha-ir.com
312-445-2870

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